Exhibit 99.1

United Fire Group, Inc. Declares a Common Stock Quarterly Cash Dividend of $0.22 per Share

CEDAR RAPIDS, IOWA – August 21, 2015 – Today, the Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS) (the "Company" or "UFG") declared a common stock quarterly cash dividend of $0.22 per share. This dividend will be payable September 15, 2015, for shareholders of record as of September 1, 2015. United Fire Group, Inc. has consistently paid a quarterly cash dividend since 1968.
About United Fire Group, Inc.:
United Fire Group, Inc. is the parent organization of United Fire & Casualty Company. United Fire & Casualty Company through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,100 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Assistant Vice President - Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com